Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 21, 2014	TRADED: Nasdaq

LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS
COLUMBUS, Ohio, Aug. 21 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the fiscal year and fourth quarter ended June 30, 2014. All financial results of the company's Glassware and Candles segment have been reclassified to discontinued operations due to the sale of effectively all of the net operating assets of that segment on January 30, 2014. Fiscal year highlights are as follows:

•	Net sales increased nearly three percent to $1,041 million versus $1,014 million last year.

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Operating income of $153.8 million was level with the prior year's $153.9 million as the benefits of stronger sales and lower material costs were offset by the impact of increased marketing and promotional costs, including those associated with the introduction of several new retail products, and lower pricing in the foodservice channel.

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Income from continuing operations totaled $101.0 million compared to $103.9 million a year ago, as this year's effective tax rate was 34.1% versus last year's 32.5%. The fiscal 2013 tax rate was favorably influenced by an increased deduction for dividends paid to the company's frozen ESOP due to the $5.00 per share special dividend paid in December 2012 and the release of reserves associated with uncertain tax positions.

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Net income for the year totaled $75.0 million or $2.74 per diluted share after accounting for the loss from discontinued operations of $26.0 million, or $.95 per share, which included a pre-tax loss of approximately $44 million on the sale of the company’s candle operations. The year-ago net income totaled $109.2 million, or $3.99 per diluted share, inclusive of income from discontinued operations of $5.4 million, or $.20 per share.

•	The quarterly cash dividend was increased for the 51st consecutive year.

•	The balance sheet remained strong, with no debt outstanding and nearly $212 million in cash and equivalents.
Fourth Quarter Results
Highlights of the fourth quarter ended June 30, 2014 include the following:

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Net sales increased six percent to $259 million, a fourth-quarter record for Specialty Foods, versus $245 million in the year-ago quarter. Retail sales volumes improved solidly as further growth in the sales of dressings and croutons was bolstered by the sales of certain frozen products that benefited from the Easter holiday's shift into the fourth quarter. Retail net sales growth was tempered by significantly increased promotional and coupon redemption costs, including investments associated with several new product introductions. Foodservice net sales were modestly above prior-year levels as the contribution from higher volumes was largely offset by lower pricing.

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Operating income declined 11 percent to $32.3 million from $36.2 million a year ago due to increased marketing and promotional costs, higher freight costs, lower foodservice pricing and some operating inefficiencies that have occurred as we transition towards expanding our dressing production capacity. Higher sales volumes, lower commodity costs and an improved sales mix helped to partially offset these unfavorable factors.

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Income from continuing operations was $20.9 million compared with $25.4 million last year. Earnings per share from continuing operations were $.76 compared to $.93 a year ago. Income taxes for the prior-year fourth quarter included an after-tax benefit of approximately $0.7 million, or $.03 per share, from the release of reserves associated with uncertain tax positions.

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Fourth quarter net income totaled $21.3 million or $.78 per share, including $0.4 million, or $.02 per share, from discontinued operations due to favorable tax adjustments. In the prior-year quarter, net income was $25.5 million or $.93 per share with income from discontinued operations having contributed less than $0.1 million.

Fiscal 2014 Commentary
Chairman and CEO John B. Gerlach, Jr. said, “Specialty Foods net sales reached a record high in fiscal 2014 while operating income was unchanged as the benefits from higher sales volumes and lower commodity costs were offset by reduced pricing in the foodservice channel and greater investment in trade and consumer promotional spend. In the second half of the year, we also experienced higher freight costs and some operating inefficiencies associated with tighter capacity for dressings and sauces. In the fourth quarter, our investment in new products was significant, while the sales contribution for these items was minimal as their placement and distribution gets underway. We were pleased to complete the mid-year divestiture of our candle operations and strategically position ourselves as a food-only business going forward.”
Fiscal 2015 Commentary
Mr. Gerlach added, “We begin the year with a sustained leadership position in our key retail categories, strong and expanding relationships with our foodservice customers, balance sheet flexibility and future growth potential from innovative new products. Recent product introductions expected to support sales growth in the coming year include the Reames® Presto PastaTM line of microwavable frozen pasta along with New York BRAND® Soft Pull ApartsTM garlic bread, Whole Grain Texas Toast garlic toast and Crispy Onions salad toppings. We believe that fiscal 2015 earnings will be influenced by consumer sentiment in this slow-growth economy, our continuing investment in and success with new products, higher-trending freight costs and the completion of our dressing capacity expansion project that should also provide efficiency gains. We anticipate our investment in new product support to remain significantly above the prior-year levels in the first half of the fiscal year. Commodity costs are expected to be modestly favorable in the first half of the fiscal year with lower pricing in the foodservice channel serving as a partial offset.”
Conference Call on the Web
The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 21, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

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About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	price and product competition;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	fluctuations in the cost and availability of raw materials and packaging;

•	dependence on contract manufacturers;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	stability of labor relations;

•	dependence on key personnel;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013
Net sales	$258,808	$245,190	$1,041,075	$1,013,803
Cost of sales	200,942	187,483	792,507	769,096
Gross margin	57,866	57,707	248,568	244,707
Selling, general & administrative expenses	25,550	21,479	94,801	90,784
Operating income	32,316	36,228	153,767	153,923
Interest income and other – net	(160)	(99)	(488)	(105)
Income from continuing operations before income taxes	32,156	36,129	153,279	153,818
Taxes based on income	11,255	10,728	52,293	49,958
Income from continuing operations	20,901	25,401	100,986	103,860
Discontinued operations, net of tax:
(Loss) income from discontinued operations	(117)	76	3,058	5,389
Income (loss) on sale of discontinued operations	543	—	(29,058)	—
Total discontinued operations	426	76	(26,000)	5,389
Net income	$21,327	$25,477	$74,986	$109,249

Net income (loss) per common share:(a)
Continuing operations - basic	$0.76	$0.93	$3.70	$3.80
Continuing operations - diluted	$0.76	$0.93	$3.69	$3.79

Discontinued operations - basic and diluted	$0.02	$—	$(0.95)	$0.20

Net income - basic	$0.78	$0.93	$2.75	$4.00
Net income - diluted	$0.78	$0.93	$2.74	$3.99

Cash dividends per common share	$0.44	$0.40	$1.72	$6.52

Weighted average common shares outstanding:
Basic	27,282	27,277	27,264	27,252
Diluted	27,322	27,316	27,308	27,285

(a)Based on the weighted average number of shares outstanding during each period.
(b)All glassware and candles operations have been reflected as discontinued operations in all periods presented.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2014	2013	2014	2013

NET SALES - Specialty Foods	$258,808	$245,190	$1,041,075	$1,013,803

OPERATING INCOME
Specialty Foods	$35,019	$38,920	$165,383	$165,710
Corporate expenses	(2,703)	(2,692)	(11,616)	(11,787)
Total Operating Income	$32,316	$36,228	$153,767	$153,923

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (b)
(In thousands)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and equivalents	$211,539	$123,385
Receivables – net of allowance for doubtful accounts	57,808	56,337
Inventories	74,516	67,809
Deferred income taxes and other current assets	23,428	22,550
Current assets of discontinued operations	—	55,977
Total current assets	367,291	326,058
Net property, plant and equipment	168,674	168,074
Other assets	102,665	103,231
Noncurrent assets of discontinued operations	—	22,601
Total assets	$638,630	$619,964

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,907	$36,459
Accrued liabilities	31,165	32,602
Current liabilities of discontinued operations	—	8,116
Total current liabilities	69,072	77,177
Other noncurrent liabilities and deferred income taxes	40,961	41,565
Shareholders’ equity	528,597	501,222
Total liabilities and shareholders’ equity	$638,630	$619,964
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